FOR IMMEDIATE RELEASE              CONTACT:
                                    Aquarion:  Larry L. Bingaman
                                               (203) 336-7626
                                    Kelda:     James Newman
                                               011-44-113-231-2704


                      KELDA GROUP PLC COMPLETES
                           AQUARION ACQUISITION

 BRIDGEPORT, CT, January 7, 2000--Kelda Group plc, of Leeds, England, today completed its acquisition of Aquarion Company (NYSE: WTR). The merger brings significant benefits to Aquarion customers and employees.

      Under the terms of the merger, Aquarion's former shareholders are entitled to receive $37.05 in cash for each share of Aquarion's previously outstanding common stock. The transaction is valued at about $596 million, which includes the assumption of approximately $141 million in debt. Although Aquarion is now a subsidiary of Kelda Group, it continues to maintain its local identity, management and employees.

      "We are pleased to close the merger," Aquarion President and Chief Executive Officer Richard K. Schmidt said Friday. "We've provided our shareholders with a good return on their investment and we will be able to improve upon the high-quality water and service our customers have come to expect as well as maintain our community involvement."

      Kelda Chief Executive Officer Kevin Bond said, "Today's announcement means that we can now bring together the top class customer service skills of Aquarion with the Kelda expertise of new technology and water industry capital investment. This will bring benefits for customers, employees and shareholders. Creating a team of some of the best experts in the UK and US means the development of a water company that will be second to none."

      Kelda also sees the Aquarion acquisition as an excellent platform on which to grow its interests in the US water market.

      The Boards of Directors of Aquarion and Kelda (then Yorkshire Water plc) announced the merger on June 1, 1999. Aquarion shareholders approved the transaction on September 21, 1999. The Connecticut Department of Public Utility Control and the New York Public Service Commission approved the merger in December 1999.

      Aquarion Company's principal business is public water supply. Through its BHC and Sea Cliff Water Company subsidiaries, it is one of the 10 largest investor-owned water utilities in the U.S. and serves 141,000 customers, or a population of more than 500,000, in 30 Connecticut and Long Island, NY communities. Other businesses include contract management of municipal water systems and timber processing.

      Kelda has annual revenues of $1.1 billion and operates in the United Kingdom and Europe. Its water and sewerage services business, Yorkshire Water Services, provide drinking water to approximately 1.9 million customers, or a population of 4.5 million, in the County of Yorkshire, England. It is one of the 10 largest water companies in the world. Yorkshire Water Services supplies its customers with 350 million of gallons of water daily, treated at 112 water treatment facilities.


                                    XXX

 For more information on Kelda Group plc and Aquarion Company and its subsidiaries, please contact us on the Internet at yorkshirewater.com, www.aquarion.com and www.bhco.com